Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 16, 2017 (the “Effective Date”) by and between Citizens, Inc., a Colorado corporation (the “Company”), and David S. Jorgensen (the “Executive”) (each, a “Party” and together, the “Parties”).

WHEREAS, the Executive has been employed by the Company as the Company’s Vice President, Chief Financial Officer and Treasurer, and the Company desires to continue to employ the Executive in such role on the terms and conditions set forth in this Agreement; and

WHEREAS, the Executive desires to continue employment with the Company on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.    Term.

(a)    Unless earlier terminated in accordance with Section 5, the Executive’s employment hereunder shall be for a term commencing as of the Effective Date and ending on the fourth (4th) anniversary of the Effective Date (the “Initial Term”), subject to automatic renewal for additional one (1) year periods unless either Party provides the other Party with ninety (90) days’ notice of such Party’s intent not to renew (the Initial Term and any such renewal, the “Term”). The Company’s election not to renew this Agreement shall not constitute a termination by the Company without Cause or a CIC Termination or constitute Good Reason (each as defined below); provided, that, notwithstanding anything to the contrary in this Section 1, upon the occurrence of a Change in Control (as defined below), the Term shall automatically extend until the later of (i) the second (2nd) anniversary of such Change in Control and (ii) the date upon which the Initial Term would otherwise have ended.

(b)     If the parties have failed to enter into a new agreement after notice of non-renewal has been provided, the Executive’s employment shall terminate at the end of such Term, and, notwithstanding anything to the contrary in Section 6, the Company’s only obligation to Executive upon such termination will be to pay the Accrued Amounts.

2.    Position and Duties.

(a)    During the Term, the Executive shall serve as the Company’s Vice President, Chief Financial Officer and Treasurer. The Executive shall report to the Company’s Chief Executive Officer and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Company’s Chief Executive Officer or the Company’s Board of Directors (the “Board”) from time to time (including the performance of services for, and serving on the Board or the board of directors of any affiliate of the Company without any additional compensation). During the Term, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Company’s Chief Executive Officer or the Board and all applicable policies and rules of the Company.

(b)    The Executive shall devote his full working time, energy, and attention to the performance of his duties and responsibilities hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with or interfere with the rendition of the Executive’s services under this Agreement; provided that nothing herein shall preclude the Executive from managing his personal, financial, and legal affairs, or prevent the Executive from engaging in other civic and charitable activities, so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided under this Agreement.

3.    Compensation.

(a)    Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of $350,000 per year (the “Base Salary”), payable in regular installments in accordance with the Company’s customary payroll practices. The Board or the Compensation Committee of the Board (the “Committee”) shall, no less frequently than annually, review the Executive’s Base Salary and, in its sole discretion, may increase the Executive’s Base Salary. Except as otherwise agreed in writing by the Executive, the Base Salary shall not be reduced from the amount previously in effect. Upon any such increase, the increased amount shall thereafter be deemed to be the Base Salary for purposes of this Agreement.

(b)    Annual Bonus. In addition to the Base Salary, during the Term, the Executive shall be eligible to earn an annual cash bonus with respect to each fiscal year of the Company during the Term based on the degree to which performance goals established by the Committee for each such fiscal year have been satisfied. For each fiscal year of the Company during the Term, the target annual bonus the Executive will be eligible to earn shall be not less than forty percent (40%) of the Executive’s then-current Base Salary (such target bonus opportunity, the “Target Bonus Opportunity”); provided that, the Board or the Committee shall, no less frequently than annually, review the Executive’s Target Bonus Opportunity and, in its sole discretion, may increase the Executive’s Target Bonus Opportunity. Except as otherwise agreed in writing by the Executive, the Target Bonus Opportunity shall not be reduced from the amount previously in effect. Upon any such increase, the increased amount shall thereafter be deemed to be the Target Bonus Opportunity for purposes of this Agreement. The annual bonus actually paid, if any, in any fiscal year (such amount the “Annual Bonus”) shall be determined by the Board or the Committee based upon the achievement of annual performance objectives established by the Board or the Committee from time to time and may be below (including zero), at, or above, the Target Bonus Opportunity. The Annual Bonus shall be paid no later than March 15 of the year following the end of the fiscal year to which such Annual Bonus relates, subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Section 6.

(c)    Retention Award. In addition to the Base Salary and Annual Bonus, the Executive shall be eligible to receive a retention award (the “Retention Award”) of $400,000, which will be payable in two installments of $200,000 each, on or within fifteen (15) days of December 15, 2018 and December 15, 2019, subject to the Executive’s continued employment with the Company on each applicable payment date, except as otherwise provided in Section 6.

4.    Employee Benefits.

(a)    Generally. During the Term, the Executive shall be entitled to participate in all employee benefit plans and programs available generally to other similarly-situated executives of the Company, in each case to the extent that the Executive is eligible under the terms of such plans or programs. During the Term, the Company shall maintain customary liability insurance for directors and officers and shall list the Executive as a covered officer. During the Term, to the extent permitted by applicable law without undue burden to the Company, the Company shall pay for and provide the Executive access to an executive health program.

(b)    Paid Time Out. During the Term, the Executive shall be entitled to accrue and take thirty-two (32) days of paid time out per year, in accordance with the terms of the Company’s paid-time out policies as may be in effect from time to time.

(c)    Expense Reimbursement. During the Term, the Company shall pay or reimburse the Executive for all ordinary and reasonable business expenses incurred (and, in the case of reimbursement, paid) by the Executive in furthering the goals of the Company, subject to the Executive’s provision of documentation in accordance with the policies applicable to similarly-situated executives of the Company generally.

5.    Termination of Employment.

(a)    The Term and the Executive’s employment under this Agreement may be terminated under the following circumstances.

(i)    Death. The Term and the Executive’s employment hereunder shall terminate automatically upon the Executive’s death.

(ii)    Disability. The Term and the Executive’s employment hereunder shall terminate in the event of the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) is eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive is unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code, and other applicable law.

(iii)    Cause. The Company may immediately terminate the Term and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the continued failure by the Executive to perform the material responsibilities and duties under this Agreement, (ii) the engaging by the Executive in willful or reckless conduct, if such conduct is done or omitted to be done by the Executive not in good faith, and is materially injurious to the Company monetarily or otherwise, (iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony, (iv) the commission or omission of any act by the Executive that is materially detrimental to the best interests of the Company and that constitutes common law fraud or a violation of applicable law, or (v) the Executive’s breach of any material provision of this Agreement (including the Restrictive Covenants). For purposes of this Section 5(a)(iii), no act, or failure to act, by the Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its affiliates. Notwithstanding the foregoing, the Term and the Executive’s employment shall not be deemed to have been terminated for Cause unless (A) the Company shall have given the Executive (1) prior written notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for Cause, and (2) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, to the extent reasonably susceptible to cure, and (B) the Company has delivered to the Executive a copy of (1) a unanimous written consent executed by all members of the Board or (2) a resolution duly adopted by at least 75% of the members of the Board (excluding, if applicable, Executive for purposes of determining such 75%) at a meeting of the Board called and held for such purpose (after reasonable advance notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive engaged in conduct constituting Cause and, to the extent reasonably susceptible to cure, has not cured such failure.

(iv)    Good Reason. The Executive may terminate the Term and his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, (A) the Company’s failure to pay earned compensation when due and payable; (B) a material diminution in the Executive’s position, duties, or responsibilities, including, without limitation, the Company’s failure to reappoint the Executive to the position of Vice President, Chief Financial Officer and Treasurer; (C) the Company’s material breach of any other material provision of this Agreement, or (D) a change of the Executive’s principal place of employment to a location more than fifty (50) miles from such principal place of employment as of the Effective Date. The Executive shall not have Good Reason to terminate the Term and his employment unless (X) the Company shall have been given a Notice of Termination setting forth the reasons for the Executive asserting Good Reason within ninety (90) days of the initial existence of the condition claimed to constitute Good Reason, (Y) the Company shall have been given a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, and (Z) the Executive terminates employment within sixty (60) days of the expiration of such cure period.

(v)    Any Other Reason. Either Party may terminate the Term and the Executive’s employment hereunder at any time for any reason other than those set forth above (including, without limitation, termination by the Company without Cause and termination by the Executive without Good Reason), provided that the terminating Party shall provide the other Party with Notice of Termination (as defined below in Section 5(b)).

(b)    Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Term shall be communicated by providing the other

Party at least sixty (60) days’ advance written notice of such termination (the “Notice of Termination”) in accordance with Section 13(a); provided that no Notice of Termination shall be required in the event of a termination on account of the death of the Executive or by the Company for Cause (except that with respect to Cause, the Company shall have given the Executive notice and the opportunity to cure as set forth in Section 5(a)(iii) above).

6.    Termination Payments.

(a)    Death or Disability. In the event that the Executive’s employment hereunder terminates as a result of the Executive’s death or Disability other than within the one (1) year period following a Change in Control, the Company shall pay to the Executive the following:

(i)    Cash payment equal to the earned but unpaid portion of Base Salary accrued through the date of termination, payable within thirty (30) days following the date of termination of employment;

(ii)    Cash payment equal to the paid time out accrued but unused as of the date of termination, payable within thirty (30) days following the date of termination of employment;

(iii)    Cash payment equal to the earned but unpaid Annual Bonus, if any, which the Company agrees is earned for purposes of this definition as of the close of business on the last day of the previous fiscal year ((a)(i), (ii), (iii), and (vi), collectively, the “Accrued Amounts”);

(iv)    Cash payment equal to the pro-rated Annual Bonus for the year of Executive’s termination, based on the degree to which performance metrics for the fiscal year of termination are satisfied, paid at the same time as bonuses are paid to similarly situated executives of the Company (the “Pro-Rated Annual Bonus”);

(v)    Cash payment equal to the unpaid portion of any Retention Award (the “Unpaid Retention Award”), payable within thirty (30) days following the date of termination of employment; and

(vi)    Reasonable business expenses and disbursements incurred and documented by the Executive prior to the date of termination of employment, to be reimbursed to the Executive, as authorized under Section 4(c), payable in accordance with the Company’s reimbursement policies as in effect as of the date of termination of employment.

(b)    Without Cause or For Good Reason. In the event that the Company terminates the Executive’s employment hereunder without Cause or the Executive terminates his employment hereunder for Good Reason, in each case other than a Termination in Anticipation of a Change in Control or within the one (1) year period following a Change in Control, the Executive shall be entitled to:

(i)    the Accrued Amounts;

(ii)    the Pro-Rated Annual Bonus;

(iii)    the Unpaid Retention Award;

(iv)    an amount equal to eighteen (18) months of the Executive’s Base Salary, payable in equal installments over the twelve (12)-month period following the date of termination (the “Severance Period”) in accordance with the Company’s customary payroll practices; and

(v)    an amount equal to Seven Thousand Seven Hundred and Fifty dollars ($7,750), which is intended to approximate the value of the Company’s subsidy of the cost of Executive’s participation in the Company’s group health plan for a period of eighteen (18) months and which Executive may use towards the costs Executive incurs to secure continued health coverage after Executive’s termination of employment with the Company, or for any other purpose in Executive’s sole discretion (the “Supplemental Payment”). In all events, Executive shall be entitled to continue coverage for himself and any of his eligible dependents under the Company’s group health care plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, on the same terms as are applicable to other terminated employees;

provided, that any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the Release (as defined below) shall not be made or provided until the sixtieth (60th) day following the date of such termination of employment.

(vi)    The payments and benefits provided under this Section 6(b) other than the Accrued Amounts are subject to and conditioned upon (x) the Executive’s execution of a valid general release and waiver (in a form reasonably acceptable to the Company) within forty-five (45) days following the date of termination, waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers, and directors (the “Release”), and such waiver becoming effective, and (y) the Executive’s compliance with any restrictive covenants to which he may be subject pursuant to Sections 7, 8, and 9 hereof (the “Restrictive Covenants”), provided that to the extent the Executive inadvertently breaches any of the Restrictive Covenants set forth in Sections 7 and 9(a) hereof and such breach is reasonably susceptible to cure, the Executive shall be given a reasonable opportunity, not to exceed ten (10) days, to cure such breach (the conditions in (x) and (y), the “Conditions”). The Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(b), regardless of the time that would otherwise remain in the Term had the Term not been terminated hereunder.

(c)    Without Cause, For Good Reason, or Death or Disability Following a Change in Control or a Termination in Anticipation of a Change in Control. In lieu of the payments and benefits described in Sections 6(a) and 6(b) hereof, in the event the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or as a result of the Executive’s death or Disability, in each case within the one (1) year period following a Change in Control, or if there is a Termination in Anticipation of a Change in Control (any such termination, a “CIC Termination”), the Executive shall be entitled to:

(i)    the Accrued Amounts;

(ii)    the Pro-Rated Annual Bonus;

(iii)    the Unpaid Retention Award;

(iv)    an amount equal to two (2) times the sum of the Executive’s Base Salary at the time of termination and the Target Bonus Opportunity established for the year of termination, payable in equal installments over the Severance Period in accordance with the Company’s customary payroll practices; provided that if no Target Bonus Opportunity has been established for the year of Executive’s termination, the Target Bonus Opportunity shall be the Target Bonus Opportunity that was established for the prior year, and if no Target Bonus Opportunity was established for the prior year, the Target Bonus Opportunity shall be deemed to be the amount set forth in Section 3(b); and

(v)    the Supplemental Payment;

provided, that such payments and benefits other than the Accrued Amounts are subject to and conditioned upon the Executive’s compliance with the Conditions; provided further, that any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the Release shall not be made or provided until the sixtieth (60th) day following the date of such termination of employment. In the event that Executive is terminated and commences receiving the payments and benefits specified in Section 6(b), and it is later determined that Executive’s termination was a CIC Termination, the first payment immediately following the Change in Control shall consist of a catch-up payment equal to the additional payments the Executive would have received had Executive received payments under this Section 6(c) in the first instance in addition to the recalculated amounts that Executive is entitled to receive under this Section 6(c).

(vi)    For purposes of this Agreement:

(A)    “Change in Control” shall mean (1) the dissolution or liquidation of the Company, (2) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than fifty percent (50%) of the voting securities of the surviving entity immediately thereafter; (3) a sale of all or substantially all of the assets of the Company to another person or entity; (4) the transfer of at least a majority of the Company’s Class B Common Stock from the Harold E. Riley Trust to an individual other than Harold E. Riley, an entity not beneficially owned by Harold E. Riley or a trust not controlled by Harold E. Riley; (5) the exercise of a power of attorney granted by Harold E. Riley over the Company’s Class B Common Stock; (6) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or (7) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholder, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board.

(B)    “Termination in Anticipation of a Change in Control” shall mean termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason within the ninety (90)-day period prior to the consummation of a Change in Control.

(d)    Any Other Reason. In the event the Executive’s employment is terminated for any reason other than those described in Sections 6(a), 6(b), and 6(c) above (including, without limitation, termination by the Company for Cause or termination by the Executive without Good Reason), the Company shall pay to the Executive the Accrued Amounts.

(e)    No Additional Obligations. Except as otherwise provided in this Section 6, and except for any vested benefits under any tax qualified pension plans of the Company and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the United States Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as COBRA), the Company shall have no additional obligations under this Agreement, and the Executive shall not be entitled to any additional compensation or benefits (including vesting) hereunder.

7.    Confidentiality and Intellectual Property.

(a)    The Executive acknowledges that the Company continually develops Confidential Information, that Executive may develop Confidential Information for the Company and that Executive has had and will have access to and has become and will become aware of and informed of Confidential Information during the course of employment. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by those with whom the Company competes or does business, or with whom the Company plans to compete or do business as of the date of the Executive’s termination of employment (as evidenced by the entry of discussions, a letter of intent, or definitive agreement for any such purpose), one or more activities which constitute the business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the

Company would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, sales, manufacturing, marketing, and financial activities of the Company, (ii) the products and services of the Company, (iii) the costs, financial performance, and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, and (v) the people and organizations with whom the Company has business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. The Executive shall comply with the policies and procedures of the Company adopted prior to or during the Term for protecting Confidential Information and shall not disclose and will not directly or indirectly make known, divulge, reveal, furnish, make available or use, other than as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company, any Confidential Information. The Executive understands that the Executive’s obligations under this Section 7 shall continue to apply after the termination of Executive’s employment, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which (i) is generally known or readily available to the public at the time of disclosure, (ii) becomes generally known through no act on the part of the Executive in breach of this Agreement or any other person known to the Executive to have an obligation of confidentiality to the Company with respect to such information, (iii) is disclosed in furtherance of the Executive’s duties under this Agreement, or (iv) restricts or prohibits the Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

Pursuant to 18 USC § 1833(b) (the Defend Trade Secrets Act of 2016), the Executive acknowledges that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

(b)    In the event that the Executive is required to disclose Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation, or other similar requirement (a “Legal Requirement”), the Executive shall, to the extent permitted by law, provide prompt notice of such Legal Requirement to the Company so that the applicable member of the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Executive agrees to take reasonable steps to assist the Company in contesting such Legal Requirement and in obtaining a protective order or otherwise protecting the Company’s rights with respect to such Confidential Information.

(c)    All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall immediately return to the Company at the time Executive’s employment terminates all Documents then in the Executive’s possession or control, without retaining any copies thereof.

(d)    If the Executive creates, invents, designs, develops, contributes to, or improves any works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Term and within the scope of his employment and/or with the use of any Company resources (“Company Works”), the Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Notwithstanding the foregoing, the definition of Company Works does not include any works of authorship, inventions, intellectual property, materials, documents, or other work product developed (alone or jointly) by the Executive (i) entirely on the Executive’s own time and (ii) without the use of any equipment, supplies, facilities, trade secrets, Confidential Information, or other information of the Company, unless such work product (A) relates to the Company’s business or its actual or demonstrably anticipated research or development or (B) results from any work performed by the Executive for the Company.

(e)    During the Term and thereafter, the Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure the Executive’s signature on any document for this purpose, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

8.    Non-Disparagement. The Executive hereby agrees, during the Term and thereafter, not to defame or disparage the Company, its affiliates, and their respective directors, members, officers, or employees, and the Company hereby agrees, during the Term and thereafter, to prevent the then-current members of the Board from defaming or disparaging the Executive. The Executive hereby agrees to reasonably cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers, or employees. The Company hereby agrees to reasonably cooperate with the Executive in refuting any defamatory or disparaging remarks made by any third party in respect of the Executive.

9.    Non-Competition and Non-Solicitation. The Executive expressly recognizes and acknowledges that:

(a)    Reasonableness. Because (i) in order to perform the Executive’s job, the Executive will be provided and will otherwise have access to the Company’s confidential and proprietary information, including trade secrets, of special and particular value regarding the business of the Company at the inception of and during the period of the Executive’s employment; (ii) the Executive’s involvement in the management and operations of the Company and the Executive’s future access to confidential and proprietary information regarding the Company make the Executive’s services hereunder special, unique, and/or extraordinary; (iii) if any proprietary, confidential, or trade secrets information of the Company were imparted to or became known by any person engaging in a business in competition with that of the Company or for a current or former customer or client of the Company, hardship, loss, and irreparable injury and damage would result to the Company, the measurement of which would be difficult if not impossible to ascertain; and (iv) it is necessary for the Company to protect the goodwill of the Company from such damage, the Executive hereby acknowledges and agrees that the below covenants (A) constitute a reasonable and appropriate means, consistent with the best interests of both the Executive and the Company, to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and to protect them against such damage and (B) shall apply to and be binding upon the Executive as provided herein.

(b)    In recognition and in consideration of the foregoing, and in consideration for this Agreement, the Executive expressly covenants and agrees that during the Term and for the twelve (12)-month period thereafter (the “Restricted Period”):

(i)    The Executive shall not in any way, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person or entity, solicit, divert, take away, or attempt to take away any of the Company’s customers or the business or patronage of any such customers with whom the Executive had direct or indirect contact while employed by the Company.

(ii)    The Executive shall not in any way, directly or indirectly, for the Executive or on behalf of or in connection with any other person or entity, solicit, entice, or recruit any of the Company’s employees for another entity or business, provided that public job postings shall not be deemed to violate this provision.

(iii)    The Executive shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, as an owner, employee, officer, director, partner, investor, consultant, or otherwise, participate in any activities that are the same or similar in function or purpose to those Executive provided, managed, or supervised as an employee of the Company under this Agreement on behalf of any business, whether in corporate, proprietorship, or partnership form or otherwise, engaged in the business currently conducted by the Company, as conducted by the Company from the Effective Date through the date of the Executive’s termination of employment, in any market in which the Company is conducting business as of the date of the Executive’s termination of employment (a “Competing Business”). For purposes of this Section 9(b)(iii), Competing Business is defined to mean National Western Life Insurance Company, Pan American Life Insurance Company, and BMI (Best Meridian Life).

(iv)    The Executive shall not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by this Section 9(b) if such activity were carried out by the Executive either directly or indirectly.

10.    Injunctive Relief; Enforceability.

(a)    The Executive acknowledges that damages resulting from the breach of the provisions of the Restrictive Covenants may be difficult to calculate. In the event of a breach or threatened breach by the Executive of the Restrictive Covenants, the Company shall be entitled to apply to any court of competent jurisdiction for any injunction against such breach, actual or threatened. Notwithstanding the foregoing, the Company shall at all times retain its right to recover from the Executive, or any other person or entity that may be held liable, its damages resulting from such breach.

(b)    If any Restrictive Covenant is held to be unenforceable because of the scope of such provision, including, without limitation, the duration of such provision, or the geographical area or the nature of the business covered thereby, it is the Parties’ express intention, and the Parties hereby agree, that the court or tribunal making such determination shall have the power to, and is hereby directed to, reduce the scope of such provision, and in its reduced form such provision shall then be enforceable. The Executive acknowledges that the Restrictive Covenants constitute a material inducement, and a condition, to the Executive to enter into this Agreement.

(c)    The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8, 9, and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information, and other legitimate interests of the Company; that each and every one of those restraints is reasonable in respect to subject matter, length of time, and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints; and will not otherwise impose an undue hardship on him. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8, and 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants without having to post bond. The Parties further agree that, in the event that any provision of Sections 7, 8, 9, and 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The length of the Restricted

Period shall be extended by an amount of time equal to the period of time during which a violation of Sections 9(b)(i), 9(b)(ii), 9(b)(iii), or 9(b)(iv) is deemed by a court of competent jurisdiction to have occurred (including any period required for litigation during which the Company seeks to enforce such covenant). If, notwithstanding such provision, a court in any judicial proceeding refuses to enforce any of the separate covenants included herein, the unenforceable covenant will be considered eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

11.    Code Section 280G.

(a)    Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 11 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts that are subject to Section 409A of the Code and are required to be reduced by reason of this Section 11(a), all such amounts shall be reduced in the same proportions.

(b)    Any determination required under this Section 11 shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11.

12.    Dispute Resolution. Except for claims seeking injunctive relief, the Executive and Company agree that any dispute or controversy, regardless of its date of accrual, arising out of the Executive’s employment with the Company, covered by this Agreement or arising out of, relating to, or concerning the interpretation, construction, performance, validity, enforceability or breach of this Agreement shall be mediated initially and, if mediation fails to result in a formal settlement of the dispute, then resolved by final and binding arbitration governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) (“FAA”). The statute of limitations shall be tolled during any mediation conducted pursuant to this agreement. Any mediation and arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA Rules”) then in effect, and in the case of any claim subject to arbitration, not by court or jury trial. The mediation and arbitration shall be conducted within 20 miles of where the Executive is or was last employed by the Company, unless the Parties agree otherwise in writing. The AAA Rules may be found at www.adr.org or by searching for “AAA Employment Arbitration Rules and Mediation Procedures” using a service such as www.Google.com.

This Section 12 applies to the Executive and the Company and survives the termination of the Executive’s employment with the Company. Except as it otherwise provides, this agreement also applies, without limitation, to disputes related to the application for employment, background checks, privacy, the employment relationship or the termination of that relationship, contracts, trade secrets, unfair competition, compensation, classification, minimum wage, seating, expense reimbursement, overtime, breaks and rest periods, termination, retaliation, discrimination or harassment and claims arising under the Fair Credit Reporting Act, Defend Trade Secrets Act, Civil Rights Act of 1964, 42 U.S.C. §1981, Rehabilitation Act, Civil Rights Acts of 1866 and 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, Equal Pay Act, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, state statutes or regulations addressing the same or similar subject matters, and all other federal or state legal claims arising out of or relating to your employment or the termination of employment (including without limitation torts and post-employment defamation or retaliation).

This agreement to arbitrate does not prevent the Executive from filing a complaint or charge with the U.S. Department of Labor, Equal Employment Opportunity Commission, National Labor Relations Board or any other similar governmental agency. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) or other act of Congress are also excluded from the coverage of this Section 12. The Company shall be responsible for the first $75,000 of mediator’s or arbitrator’s fees of any mediation or arbitration related to this Agreement and any such fees in excess of such amount shall be split evenly between the Company and the Executive.    The Company and the Executive shall be responsible for their own attorneys’ fees in connection with any dispute between the parties, including any dispute covered by this Section 12. The arbitrator may award only those remedies that would have applied had the matter been heard in court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. Either the Executive or the Company may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the grounds that the award to which that party may be entitled may be rendered ineffectual without such provisional relief. Nothing contained in this Section 12 shall be construed to prevent or excuse the Executive (either individually or in concert with others) or the Company from utilizing the Company’s existing internal procedures for resolution of complaints, and this agreement is not intended to be a substitute for the utilization of such procedures. This Section 12 is the full and complete agreement relating to the formal resolution of disputes covered by this Agreement. In the event any portion of this Section 12 is deemed unenforceable, the remainder will be enforceable as if the unenforceable portions were never included herein.

13.    Miscellaneous.

(a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing, signed by the Party giving or making such notice, and shall be deemed to be given when delivered personally or two (2) days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one (1) day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the Parties):

If to the Company, to:

Citizens, Inc.

400 East Anderson Lane

Austin, Texas 78752

Attention: Chairman of the Compensation Committee

If to the Executive, to the address set forth in the records of the Company.

or to such other address as any Party hereto may designate by notice to the other Party.

(b)    Entire Agreement. This Agreement shall constitute the entire agreement between the Parties hereto with respect to the Executive’s employment hereunder, and this Agreement supersedes and is in full substitution for any and all prior understandings or agreements between the Parties with respect to the Executive’s employment or termination thereof.

(c)    Amendment; Waiver. This Agreement may be amended only by an instrument in writing signed by the Parties, and any provision hereof may be waived only by an instrument in writing signed by the Party against whom or which enforcement of such waiver is sought. The failure of any Party at any time to require the performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d)    Interpretation. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

(e)    Authority; Representations of the Executive. The Parties hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of any of his duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f)    Successors and Assigns. This Agreement is binding on and is for the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined in the first paragraph of the Agreement and any such successor that assumes this Agreement, by operation of law or otherwise, and in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition.

(g)    Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 13(g), be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h)    Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, local, or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its principles of conflicts of law.

(j)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(k)    Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l)    Code Section 409A.

(i)    The intent of the Parties is that payments and benefits under the Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise), and accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.

(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or taxable benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code, and for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term,” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, U.S. Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with, or plan, program, payroll practice of, the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”), and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13(l) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)    All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ David S. Jorgensen
David S. Jorgensen

CITIZENS, INC.

By:	/s/ Grant Teaff
Name:	Grant Teaff
Title:	Chairman, Compensation Committee